Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We, M/s S.S.Kothari Mehta & Company, Chartered Accountants & Statutory Auditors of ‘SPAR Solutions Merchandising Private Limited’ hereby consent to the incorporation of our Audit Report dated March 30, 2006, with respect to the consolidated statements of operations, stockholders’ equity and cash flows for the year then ended December 31, 2005 and the financial statement schedule for the year ended December 31, 2005, of Spar Group Inc. and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ S. S.Kothari Mehta & Co

New Delhi, India
March 29, 2007